Broker/Dealer Tax-Exempt Funds Reorganization

Dear Financial Advisor:

At the beginning of 1995, we proclaimed a highly optimistic outlook for the municipal bond market. Based on the first four months, we're off to a strong start--a welcome change following the turbulent market conditions we all experienced in 1994.

A difficult year like 1994 necessitates a careful evaluation of investment policies. At OppenheimerFunds, we've been taking a hard look at the policies of our tax-exempt funds, and we believe that now is the time to make some important changes.

Last year when higher-grade municipal securities underperformed, the ability to diversify holdings became critical to managing long-term investment returns and short-term volatility. Many high-quality tax-exempt funds have the flexibility to invest a portion, often up to 25% or more, of assets in non-investment-grade securities. In 1994, funds with this flexibility were able to diversify and protect assets when the municipal market got tough.

Although none of us want to experience another year like 1994, we do want to be prepared to best address all market conditions. Therefore, broadening our investment flexibility, particularly with respect to quality and maturity, is more critical than ever.

Accordingly, we have recommended and, each Fund's Board of Trustees has approved, several proposed changes to OppenheimerFunds tax-exempt funds. These proposed changes are outlined on the following page.

Some of these changes affect the Fund's fundamental investment policies, and therefore require shareholder approval. Shareholders of Oppenheimer New York Tax-Exempt Fund, Oppenheimer Pennsylvania Tax-Exempt Fund, Oppenheimer Intermediate Tax-Exempt Bond Fund and Oppenheimer Insured Tax-Exempt Bond Fund will receive proxy material in which that approval is being sought. We ask your help in encouraging your clients to vote in favor of these proposed changes.

Other changes are non-fundamental, and do not require shareholder approval. Shareholders will receive new prospectuses or prospectus supplements as these changes take effect.

If you would like a copy of the supplements or proxies, or if you have any questions regarding the proposed changes, please call your Regional Sales Representative at 1-800-255-2750. If you are a brokerage representative in New Jersey, Delaware or New York State area, please call 1-800-848-5487. Financial Institution representatives, please call 1-800-255-2770.

As always, we value your continued support. And, we strongly believe that you and your clients will benefit from these proposed changes.

Sincerely,


Tilghman G. Pitts III

For Broker/Dealer Use Only. This material has been prepared by Oppenheimer Funds Distributor, Inc. for dealer information only and may not be reproduced or shown to members of the public or used orally or in written form as sales literature. OppenheimerFunds are distributed by Oppenheimer Funds Distributor, Inc. Two World Trade Center, New York, NY 10048-0203.

(To be produced in chart format)

Summary of Proposed Changes To
Oppenheimer Tax-Exempt Funds


The Boards of Trustees of the Funds have approved several proposed changes to Oppenheimer Tax-Exempt Funds as shown at right.

Some of these proposed changes affect the Funds' fundamental investment policies, and require shareholder approval. You will be advised of the outcome of these shareholder meetings when information is available.

Changes that are not fundamental do not require shareholder approval. Shareholders will receive new prospectuses or prospectus supplements as these changes take effect.


     Fundamental/Shareholder Approval Required
     Non-Fundamental


Column Headings For Chart In This Order (Left To Right):

     Oppenheimer New York Tax-Exempt Fund
     Oppenheimer Pennsylvania Tax-Exempt Fund
     Oppenheimer California Tax-Exempt Fund
     Oppenheimer Florida Tax-Exempt Fund
     Oppenheimer New Jersey Tax-Exempt Fund
     Oppenheimer Tax-Free Bond Fund
     Oppenheimer Insured Tax-Exempt Bond Fund
     Oppenheimer Intermediate Tax-Exempt Bond Fund



Change in Investment Policies

Broaden the Fund's investment flexibility by allowing the Fund to invest:

- -    Up to 25% of assets in below-investment-grade securities.

     On chart: Fundamental - NY, PA
               Non-Fundamental - CA TEF, FL TEF, NJ TEF, Tax-Free BF


At least 65% of assets in insured municipal securities, versus the current requirement that at least 65% be in insured municipal bonds; also allow up to 10% of assets in non-investment-grade debt securities.

     On Chart: Fundamental - Insured


At least 80% of assets in investment-grade municipal securities, versus the current requirement that at least 80% be in investment-grade municipal securities and at least 65% be in investment-grade municipal bonds.

     On Chart: Fundamental - Intermediate


Elimination of Policy Restrictions

Eliminate restrictions required under prior Pennsylvania law.

     On Chart: Fundamental - PA


New 12b-1 Plan for Class B and C Shares


Currently, the Fund's distributor is reimbursed for a portion of its expenses by demonstrating actual distribution costs. If approved, the distributor will be compensated with a flat fee (as a percentage of net assets) at the same rate as the current plan. This change is not expected to materially increase fund expenses under normal circumstances. Any distribution costs in excess of this rate will be the responsibility of the distributor.

     On Chart: Fundamental - NY, PA, Insured, Intermediate


Election of Trustees and Ratification of Auditors

     On Chart: Fundamental - NY, Insured, Intermediate



For broker/dealer use only. This material has been prepared for dealer information only, has not been filed with the NASD, and may not be reproduced or shown to members of the public or used orally or in written form as sales literature.
OppenheimerFunds are distributed by Oppenheimer Funds Distributor, Inc., Two World Trade Center, New York, NY 10048-0203.